Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Spring Street Partners L.P. to invest US$2 million into new Diligent Board Member Services, Inc. equity

DILIGENT BOARD MEMBER SERVICES INC (DIL) announces that on January 20, 2009 it entered into a conditional agreement with Spring Street Partners L.P. (“Spring Street”), pursuant to which Spring Street will invest US$2,000,000 into new Diligent share capital.

Spring Street Partners, LP is a privately owned New York based investment firm that has been a registered broker/dealer with the US Securities and Exchange Commission since 1994. One of Spring Street Partners, LP primary investment strategies focuses on providing equity and/or debt capital to small and medium sized service companies in order to take advantage of unique long-term growth opportunities.

David Liptak, Managing Partner of Spring Street Partners, LP, has extensive experience derived from prior positions at senior levels in global capital markets and investment management. As a result, Spring Street Partners, LP has an established network of relationships within the US financial community and also has a seasoned perspective on the disciplines required to successfully manage growth companies.

A summary of the key terms of the Spring Street Partners L.P. transaction are as follows:

• 20,000,000 convertible preferred shares (“Preferred Shares”) will be issued to Spring Street at US$0.10 per share, making a total subscription amount of US$2,000,000;

•    The Preferred Shares will carry a dividend of 11% per annum, with the dividend (at DIL’s option) either being paid in cash or in kind by the issue of additional Preferred Shares (“PIK Shares”) at the same issue price of US$0.10 per share;

•    The Preferred Shares will be convertible at any time by Spring Street into DIL common stock, on a one-for-one basis;

•    The Preferred Shares will rank senior to DIL common stock both upon a liquidation and for dividends prior to liquidation;

•    Spring Street may require DIL to redeem the Preferred Shares in cash at any time after 60 months from the date of issue, at a redemption price of US$0.10 plus any accrued and unpaid dividends which have not already been converted into PIK Shares;

•    If Spring Street offers its shares for conversion at any time after 60 months from the date of issue, DIL has the right to pre-empt conversion of the PIK shares by redemption in cash at US$0.10 per share;

•    Standard anti-dilution provision will apply, whereby the conversion ratio of the Preferred Shares may be adjusted if DIL issues common stock for less than US$0.10 per share. The adjustment will be undertaken on a weighted average basis;

•    Upon a liquidation of DIL, a sale of the majority of DIL’s issued stock or assets, or a merger by DIL with another entity, DIL will be obliged to make a cash payment to Spring Street equal to 1.5 times the face value (US$0.10 per share) of all Preferred Shares (including PIK Shares), after which point the Preferred Shares will convert to common stock and participate pro rata with common stock in distributions to stock holders;

•    The Preferred Shares will carry the same voting rights as common stock;

•    As long as at least 12,000,000 Preferred Shares remain outstanding and unconverted into common stock, Diligent will be restricted from taking certain key actions without first obtaining the consent of not less than 60% of the votes attaching to the Preferred Shares. These events will include:

o	liquidation;
o	alterations to DIL’s constitutional documents;
o	issue of additional equity ranking ahead of or equal to the preferred shares;
o	new borrowings;
o	changes to the number of DIL directors.

•    For so long as 12,000,000 shares of preferred stock remain outstanding and unconverted, these shares will carry the right to appoint a director to the DIL Board;

•    Spring Street will have a right to participate pro rata in future issues of equity by DIL in order to maintain its percentage ownership, subject to certain exceptions.

This transaction is conditional on the obtaining of all required consents and approvals from the DIL Board of Directors and shareholders, NZX and any applicable regulatory authorities and the execution of a definitive agreement between the parties. Spring Street is not related to or associated with Diligent or any of its directors or shareholders.

Summary:

Along with plans to secure additional capital, as has been previously indicated, Diligent has also taken significant steps to reducing costs so as to match its revised sales outlook including: reducing the size of the Diligent board, cutting back the sales force and curbing its international growth ambitions to concentrate on the key North American market. The Diligent board believes that its ability to raise capital under such severe market conditions underlines the quality and potential of its Boardbooks product. This investment will strengthen Diligent’s financial position through the current fiscal year so it can continue to drive sales and build its corporate governance focused business.

For additional information on Diligent please contact CFO@Boardbooks.com or visit www.Boardbooks.com.

ABOUT Diligent Board Member Services, Inc. - Diligent provides board management services including its premier product, Diligent Boardbooks, a web-based system specifically designed to simplify and centralize the management and delivery of board meeting materials. Diligent Boardbooks is designed to accommodate all directors with a simple interface that looks like a book and works like a book. The software is easy to use and all that is required is an internet browser and access to the internet. Board materials are available to Directors on an on-demand basis via an encrypted, secure board portal with 24/7/365 concierge level service and support. Diligent Board Member Services is headquartered in New York and has offices in Toronto, Canada, as well as London, and Christchurch, New Zealand. Diligent is traded on the New Zealand Exchange under the symbol DIL. www.boardbooks.com

CONTACT: Geoff Senescall

Company Name: Diligent Board Member Services, Inc.

Voice Phone Number: 021481234

Email Address: geoff@senescallakers.co.nz

Website URL: www.Boardbooks.com